PRICING SUPPLEMENT NO. 25 DATED                          Filed Pursuant to
FEBRUARY 1, 2001 TO PROSPECTUS DATED                     Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS               File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:                $   714,000.00
Original Issue Date (Settlement Date):     February 6, 2001
Stated Maturity Date:                      December 15, 2005
Issue Price to Public:                     100.00% of Principal Amount
Interest Rate:                             7.750% Per Annum
Interest Payment Dates:                    March 15 and Monthly Thereafter
                                           Commencing March 15, 2001

Survivor's Option:                         [X ] Yes         [  ] No
Optional Redemption:                       [X ] Yes         [  ] No

Initial Redemption Date:                   December 15, 2002
Redemption Price:                          100%

                                           Principal Amount of Notes
        Agent                              Solicited by Each Agent

First of Michigan Corporation              $     35,000.00
Prudential Securities Incorporated         $    227,000.00
J.J.B. Hilliard, W.L. Lyons, Inc           $    355,000.00
Raymond James & Associates, Inc            $     37,000.00
J.W. Korth & Company                       $     60,000.00
        Total                              $    714,000.00

                                            Per Note Sold by
                                            Agents To Public           Total

Issue Price:                               $      1,000.00         $  714,000.00
Agent's Discount or Commission:            $          6.00         $    4,284.00
Maximum Dealer's Discount or
  Selling Concession:                      $         16.00         $   11,424.00
Proceeds to the Company:                   $        978.00         $  698,292.00

CUSIP Number:  12589SAB8